Exhibit 99.1

October 9, 2018	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Provides Operational Update,
Announces New Takeaway Capacity on Leidy South Expansion Project

HOUSTON, Oct. 9, 2018 /PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) ("Cabot" or the "Company") today provided an operational update on the heels of the in-service of the Atlantic Sunrise project on October 6, 2018 and announced the execution of a binding precedent agreement for new pipeline takeaway capacity on Transco’s Leidy South expansion project.

Operational Update

Due to the delay of the Atlantic Sunrise project’s in-service date from the second-half of August 2018 to October 6, 2018 and a modest change in the timing of the Company’s third-quarter pads being placed-on-production, Cabot preliminarily expects net production for the third-quarter of 2018 to be approximately 2,029 million cubic feet equivalent (Mmcfe) per day, representing a seven percent sequential increase in daily net production relative to the second-quarter of 2018 and a 19 percent increase relative to the prior-year comparable quarter on a divestiture-adjusted basis. Cabot’s current gross operated production volumes are above 2.6 billion cubic feet (Bcf) per day, representing an increase of over 400 million cubic feet (Mmcf) per day, or 19 percent, relative to the Company’s average daily gross volumes during the second-quarter of 2018. “We are excited to finally see the Atlantic Sunrise project placed in-service almost five years after the project was initially announced,” stated Dan O. Dinges, Chairman, President and Chief Executive Officer. “This project will help alleviate the infrastructure bottlenecks that we have been operating through in Northeast Pennsylvania since the summer of 2013, resulting in an improvement in basis differentials and providing a significant opportunity to deliver a combination of returns-focused growth and free cash flow generation from our Marcellus Shale assets.”

Natural gas price realizations for the third-quarter of 2018, both including and excluding the effect of hedges, are preliminarily expected to be $2.36 per thousand cubic feet (Mcf), representing a $0.54 discount to NYMEX settlement prices compared to a $0.99 discount during the third-quarter of 2017. “Our realized prices for the third-quarter came in higher than forecasted due to narrower basis differentials as fundamentals in the Northeast continued to improve,” commented Dinges. “We anticipate a further strengthening of realized prices during this coming winter heating season driven by the in-service of Atlantic Sunrise, current storage level expectations, and seasonal demand.”

Cabot has provided fourth-quarter 2018 net production guidance of 2,225 to 2,275 Mmcfe per day. The Company has also updated its 2018 daily production growth guidance range from 10 - 12 percent to 7 - 8 percent to reflect the impact of third-quarter actuals and the impact of modest changes to the anticipated timing of completions during the fourth-quarter. As a result of the revised timing of completions, the Company has also reduced its full-year capital budget by $20 million to $940 million.

New Takeaway Capacity on Leidy South Expansion Project

Cabot recently entered into a precedent agreement with Transco for 250,000 MMBtu per day of firm transportation capacity on the Leidy South expansion project. Cabot’s capacity will deliver natural gas from the Zick interconnect in Susquehanna County, Pennsylvania to the River Road interconnect in Transco’s Zone 6. The Company will also be participating as an equity owner through its ownership in the Meade Pipeline Company. The project is anticipated to be in-service as early as the fourth-quarter of 2021 assuming all necessary regulatory approvals are received in a timely manner. “Cabot is pleased to announce its participation as a shipper and owner on the Leidy South expansion project, which provides further visibility into the Company’s ability to deliver longer-term growth at attractive netbacks,” highlighted Dinges.

Third-Quarter 2018 Earnings Release Date and Conference Call

Cabot will host its third-quarter 2018 earnings conference call on Friday, October 26, 2018 at 9:30 a.m. Eastern Time. The Company plans to issue its financial and operating results prior to the market opening on the same day.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", "outlook", "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, expansion projects (including the timing thereof), legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other

Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Form 10-K and subsequent public filings for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

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